Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 2, 2026

Contact: Don D. Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $919,000 or $0.11 diluted earnings per share for the three months ended September 30, 2026, compared to net income of $344,000 or $0.04 diluted earnings per share for the three months ended September 30, 2025, an increase of $575,000.

The increase in net income for the quarter ended September 30, 2026 was primarily attributable to higher net interest income, decreased non-interest expense, and slightly higher non-interest income, which were partially offset by increased provision for credit losses and higher income tax expense. Net interest income increased $639,000 or 25.5% to $3.1 million due primarily to both an increase in interest income as well as a decrease in interest expense. Interest income increased $159,000 or 3.1%, to $5.2 million, while interest expense decreased $480,000 or 18.8% to $2.1 million for the recently-ended quarter.

The average rate earned on interest-earning assets increased 38 basis points to 5.97% and was the primary reason for the increase in interest income, more than enough to make up for the decrease in average interest earning assets, which totaled $349.1 million for the recently-ended quarterly period, a decrease of $12.6 million or 3.5%. The increase in average rate earned is mostly due to the average interest rate earned on loans, which increased 47 basis points to 6.18% compared to the three months ended September 30, 2025. Interest rates on loans have increased due to new loan production at higher coupons as well as repricing of our adjustable rate mortgages to higher rates. The decrease in interest expense was attributed to both a decrease in the average balance of interest-bearing liabilities as well as a decrease in the average balance paid on those funds. The average rate paid on interest-bearing liabilities decreased 50 basis points to 2.82% and was the primary reason for the decrease in interest expense, while the average balance of interest-bearing liabilities decreased by $13.4 million or 4.4% to $293.0 million.

Non-interest expense decreased $130,000 or 5.9% for the recently-ended quarter compared to the three months ended September 30, 2025, primarily due to decreased outside service fees of $55,000, decreased FDIC insurance premiums of $19,000, decreased employee and compensation expense of $12,000, and decreased regulatory assessment expense of $12,000.

Non-interest income increased $28,000 or 18.3% and totaled $181,000 for the three months ended September 30, 2026, primarily due to net gains on sales of loans increasing $27,000 or 41.5% compared to September 30, 2025.

We recorded a provision for credit losses for the recently-ended quarter of $40,000 compared to no provision in the prior year period. Management determined that an increase in provision for loan losses for the quarter just ended was appropriate in light of the current economic environment and the recent increase in the overnight interest rate made by the Federal Open Market Committee. While the current economic indicators present a mixed bag of positive and negative attributes, the recent interest rate increase and market sentiment about future interest rate increases may increase pressure on borrowers and, therefore, impact our loan portfolio. Income tax expense increased $182,000 period to period, as income tax expense totaled $291,000 for the three months just ended compared to income tax expense of $109,000 in the prior year quarter. The increase is due to increased earnings, with the three months ended September 30, 2026 income before income taxes being $757,000 higher than that of the three months ended September 30, 2025.

At September 30, 2026, assets totaled $356.3 million, a decrease of $6.1 million or 1.7%, from $362.4 million at June 30, 2026, due primarily to a decrease in loans, net, which decreased $4.1 million or 1.3%. Investment securities decreased $2.1 million or 18.7% due to normal repayments and prepayments, as well as a decrease in fair market value of available for sale investments, which decreased $91,000 during the period. Total liabilities decreased $6.8 million or 2.2% to $305.3 million at September 30, 2026, as total deposits decreased $7.2 million or 2.8% to $253.6 million.

At September 30, 2026, the Company reported its book value per share as $6.30. Shareholders’ equity increased $669,000 or 1.3% to $51.0 million at September 30, 2026 compared to June 30, 2026. The increase in shareholders’ equity was primarily associated with net earnings for the quarter less dividends of $168,000 paid during the quarter.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2026. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2026, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	June 30,
	2026	2026
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,891	$16,485
Investment Securities	8,973	11,040
Loans available-for sale	757	1,185
Loans, net	315,313	319,428
Real estate acquired through foreclosure	79	79
Other Assets	14,260	14,181
Total Assets	$356,273	$362,398
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$253,607	$260,832
FHLB Advances	48,487	48,592
Other Liabilities	3,216	2,680
Total liabilities	305,310	312,104
Shareholders’ Equity	50,963	50,294
Total liabilities and shareholders’ equity	$356,273	$362,398
Book value per share	$6.30	$6.22
Tangible book value per share	$6.30	$6.22
Outstanding shares	8,086,715	8,086,715

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2026	2025
	(Unaudited)
Interest Income	$5,211	$5,052
Interest Expense	2,068	2,548
Net Interest Income	3,143	2,504
Provision for Credit Losses	40	-
Non-interest Income	181	153
Non-interest Expense	2,074	2,204
Income Before Income Taxes	1,210	453
Income Taxes	291	109
Net Income	$919	$344
Earnings per share	$0.11	$0.04
Weighted average outstanding shares	8,086,715	8,086,715

3